As filed with the Securities and Exchange Commission on March 13, 2018

Registration No. 333-210858

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Accenture plc

(Exact name of registrant as specified in its charter)

Ireland	98-0627530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Grand Canal Square

Grand Canal Harbour

Dublin 2, Ireland

(353) (1) 646-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chad T. Jerdee, Esq.

Joel Unruch, Esq.

Lilias Lee, Esq.

Accenture plc

161 N. Clark Street

Chicago, IL 60601

(312) 693-0161

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE – TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-210858) (the “Registration Statement”) of Accenture plc, an Irish public limited company. The Registration Statement registered the issuance from time to time of Class A ordinary shares of Accenture plc upon a redemption of an equivalent number of ordinary shares of Accenture Holdings plc (“Accenture Holdings”), an Irish public limited company and subsidiary of Accenture plc.

On March 13, 2018, Accenture Holdings was merged (the “Merger”) with and into Accenture plc, with Accenture plc as the surviving entity, and Accenture Holdings was dissolved without going into liquidation. In connection with the Merger, by operation of law, each holder of Accenture Holdings’ ordinary shares (other than Accenture plc and Accenture Holdings itself) received one Class A ordinary share of Accenture plc in exchange for each ordinary share of Accenture Holdings held by such holder immediately before the Merger. Therefore, as a result of the Merger, holders of ordinary shares of Accenture Holdings became holders of Class A ordinary shares of Accenture plc and there are no longer any ordinary shares of Accenture Holdings outstanding.

In connection with the consummation of the Merger, Accenture plc is filing this Post-Effective Amendment No. 1 to remove from registration any Class A ordinary shares of Accenture plc registered pursuant to the Registration Statement that remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 13, 2018. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

ACCENTURE PLC

By:	/s/ Joel Unruch
	Name:	Joel Unruch
	Title:	Corporate Secretary